Exhibit 99.(d)

YIELDSTREET ALTERNATIVE INCOME FUND INC.

A Maryland Corporation

SUBSCRIPTION AGREEMENT

THE COMMON STOCK (THE “SHARES”) OFFERED BY THE COMPANY SUBJECT TO THIS SUBSCRIPTION AGREEMENT (THIS “SUBSCRIPTION AGREEMENT”) MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME IN A MANNER INCONSISTENT WITH THE TERMS OF THE SHARES AS SET FORTH IN THIS SUBSCRIPTION AGREEMENT, THE ARTICLES OF INCORPORATION OF THE COMPANY CURRENTLY IN EFFECT AND THE BYLAWS OF THE COMPANY CURRENTLY IN EFFECT. ANY CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANING GIVEN TO SUCH TERMS IN THE PROSPECTUS, DATED AS OF JULY 1, 2024 (AS AMENDED AND SUPPLEMENTED AS OF THE DATE HEREOF, THE “PROSPECTUS”) AND STATEMENT OF ADDITIONAL INFORMATION, DATED AS OF JULY 1, 2024 (AS AMENDED AND SUPPLEMENTED AS OF THE DATE HEREOF, THE “SAI”), IN EACH CASE IN THE FORM MADE AVAILABLE TO THE UNDERSIGNED PURCHASER VIA YIELDSTREET INC.’S ONLINE PLATFORM AT WWW.YIELDSTREET.COM (THE “PLATFORM”) AS OF THE TIME OF THE EXECUTION OF THIS SUBSCRIPTION AGREEMENT.

1.	SUBSCRIPTION. By executing this Subscription Agreement electronically, the undersigned purchaser (the “Purchaser” or the “Investor”) hereby agrees to and acknowledges the following:

a)            The Purchaser is hereby making a binding subscription to become a holder (“Stockholder”) of Shares issued by Yieldstreet Alternative Income Fund Inc., a Maryland corporation (the “Company”) for the aggregate U.S. dollar purchase price amount elected by the Purchaser on the Platform (as will be reflected on the Purchaser’s signature page of this Subscription Agreement) and on the terms and conditions set out in this Subscription Agreement.

b)            The Purchaser acknowledges and agrees that this subscription cannot be withdrawn, terminated, or revoked. The Purchaser agrees to become a Stockholder and to be bound by all the terms and conditions contained in this Subscription Agreement. This subscription shall be binding on the heirs, executors, administrators, successors and assigns of the Purchaser. This subscription is not transferable or assignable by the Purchaser, except as is provided in the Prospectus and this Subscription Agreement.

c)            This subscription may be rejected in whole or in part by the Company, in its sole and absolute discretion. If this subscription is rejected, the Purchaser’s funds (including interest) shall be returned to the extent of such rejection. This subscription shall be binding on the Company only upon the acceptance of the same. The Purchaser agrees that it shall notify the Company immediately of any material change in any representation, warranty or statement made in this Subscription Agreement before acceptance on behalf of the Company of this subscription.

d)            The Purchaser acknowledges and agrees that any ACH payments initiated by the Purchaser or on its behalf pursuant to this Subscription Agreement are irrevocable and non-refundable on and after the date on which the Shares are issued by the Company to the Purchaser, and the Purchaser hereby agrees to waive its rights effective on and after the date of the issuance of such Shares (i) to rescind or stop payment pursuant to Sections 3.7 and 3.11.2 of the 2018 NACHA Operating Rules, and (ii) to rescind payment under Section 1005 of Federal Regulation E, in each case to the extent permitted by applicable law.

e)            Neither the execution nor the acceptance of this Subscription Agreement constitutes the Purchaser as a Stockholder, owner or creditor of the Company. This Subscription Agreement is only an agreement to purchase the Shares on a when-issued basis; and the Purchaser will become a Stockholder only after (i) the Purchaser’s funds are duly transferred to the Company’s account, (ii) the Purchaser’s funds have cleared and (iii) the Shares are issued thereupon to the Purchaser. Until such time, the Purchaser shall have only those rights as may be set forth in this Subscription Agreement.

f)            The Purchaser agrees that the subscription for the Shares will become effective subject to acceptance of the same by the Company (in its sole and absolute discretion) and it shall become a Stockholder as set forth in Section 1(e) above.

g)            The Purchaser’s rights and responsibilities will be governed by the terms and conditions of this Subscription Agreement, the Articles of Incorporation of the Company currently in effect and the Bylaws of the Company currently in effect.

h)            The Purchaser understands that the Shares will not be issued in certificated form. The Purchaser may view on the Platform, in its investment portfolio a record of the Shares held by such Purchaser.

2.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY THE PURCHASER. The Purchaser hereby represents, warrants and agrees as follows:

a)            The Purchaser has received and carefully read the Prospectus, and the Purchaser is thoroughly familiar with the proposed business, operations and financial condition of the Company. The Purchaser has relied solely upon the information contained in the Prospectus and SAI, and any independent investigations made by the Purchaser or the Purchaser’s representative with respect to its investment in the Shares. The Purchaser has not relied upon any representations made by, or other information (whether oral or written), including, without limitation, any offering literature or sales materials, furnished by or on behalf of, the Company, or any affiliate thereof, or any director, manager, officer, equity holder, employee, agent, or counsel, or any representative of any of the foregoing, other than as specifically set forth in the Prospectus, SAI or this Subscription Agreement.

b)            The Purchaser has carefully read and understands the Prospectus and understands how the Company functions as an entity. By purchasing the Shares and executing this Subscription Agreement, the Purchaser hereby agrees to the terms and provisions of this Subscription Agreement.

c)            The Purchaser acknowledges and agrees that neither the Company nor YieldStreet Management, LLC, in its capacity as adviser to the Company (the “Adviser”), is acting as the Purchaser’s agent, advisor or fiduciary in connection with the Purchaser’s investment in the Shares, and has not provided the Purchaser with any legal, accounting, regulatory or tax advice with respect to the Shares. The Purchaser has carefully considered the suitability of an investment in the Shares and, if necessary, discussed the same with his/her/its legal, tax, accounting and financial advisers in light of the Purchaser’s particular tax and financial situation, and the Purchaser has determined that an investment in the Shares is a suitable investment for the Purchaser. The Purchaser further acknowledges that no federal or state agencies have passed upon the offering of the Shares or made any finding or determination as to the fairness or advisability of this investment. The Purchaser understands and agrees that neither the Company nor the Adviser makes any representations or warranties regarding the tax consequences of the Purchaser’s investment in the Shares.

d)            The Purchaser acknowledges and agrees that the Adviser has authority to allocate transaction costs to obtain research and brokerage services. By signing this Subscription Agreement, the Purchaser expressly consents to any arrangement pursuant to which the Adviser obtains such products and services.

e)            The Purchaser has carefully reviewed and understands the terms and conditions of the Shares and the risks of investing in the Shares, including the section entitled “Risk Factors” set forth in the Prospectus. The Purchaser has carefully evaluated the Purchaser’s financial resources and investment position and acknowledges that the Purchaser is able to bear the economic risks of this investment. The Purchaser further acknowledges that the Purchaser’s financial condition is such that the Purchaser is not under any present necessity or constraint to dispose of the Shares to satisfy any existent or contemplated debt or undertaking. The Purchaser has adequate means of providing for the Purchaser’s current needs and possible contingencies, has no need for liquidity in this investment in the Shares, and is able to bear the economic risk of an investment in the Shares for an indefinite period of time, including a complete loss of the Purchaser’s investment. The Purchaser further acknowledges that if the Company implements a Share repurchase program, only a limited number of Shares will be eligible for repurchase by the Company and the Purchaser will have no right to require the Company to repurchase the Purchaser’s Shares or any portion thereof.

f)            The Purchaser understands that the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed- end management investment company, and, as such, the Company must comply with the requirements of the 1940 Act.

g)            All information which the Purchaser has furnished in this Subscription Agreement concerning the Purchaser, the Purchaser’s financial position, and the Purchaser’s knowledge of financial and business matters is correct, current, and complete. In addition, all financial and other information the Purchaser has provided to the Company on the Platform (or otherwise) is true, complete and accurate and does not contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading. Purchaser has not heretofore directly or indirectly provided any information or documents to the Company that, in any manner, may suggest, imply, and demonstrate or otherwise evidence, that the Shares are not a suitable investment for the Purchaser.

h)            If the Purchaser is an entity, it is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and the execution, delivery and performance by it of this Subscription Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental or regulatory entity, and does not and will not contravene, or constitute a default under, any provision of applicable law or of its organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties is bound. This Subscription Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights, and subject, as to enforceability, to the effect of general principles of equity.

i)            If the Purchaser is an individual, the execution, delivery and performance of this Subscription Agreement is within the Purchaser’s legal right, power and capacity, requires no action by or in respect of, or filing with, any governmental or regulatory entity, and does not and will not contravene, or constitute a default under, any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument to which the Purchaser is a party or by which the Purchaser or any of its property is bound. This Subscription Agreement constitutes a valid and binding agreement, enforceable against the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights, and subject, as to enforceability, to the effect of general principles of equity.

j)            By executing this Subscription Agreement the Purchaser certifies that the social security or taxpayer identification number that the Purchaser provided to the Company and/or the Adviser when the Purchaser initially set up its investment account on the Platform is accurate and that the Purchaser is not subject to backup withholding because (i) the Purchaser is exempt from backup withholding and (ii) the Purchaser has not been notified by the Internal Revenue Service that it is subject to backup withholding as a result of a failure to report all interest or dividends (or, if the Purchaser has been so notified, the Internal Revenue Service has subsequently notified the Purchaser that it is no longer subject to backup withholding).

k)            Anti-Money Laundering Representations. Before making the following representations and warranties, the Purchaser should check the website of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at <http://www.treas.gov/offices/enforcement/ofac/>.

1.            The Purchaser represents and warrants that the amounts contributed by it to the Company were not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including anti-money laundering laws and regulations.

2.            United States federal regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.1 The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at

<http://www.treas.gov/offices/enforcement/ofac/>. In addition, the programs administered by OFAC (“OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

The Purchaser represents and warrants that, to the best of his/her/its knowledge, none of the Purchaser, any person controlling or controlled by the Purchaser, if the Purchaser is a privately held entity, any person having a beneficial interest in the Purchaser, or any person for whom the Purchaser is acting as agent or nominee in connection with this investment: (i) is a country, territory, individual or entity named on an OFAC list or any similar list maintained under applicable law (“Sanctions Lists”); (ii) deals with any third party named on any Sanctions List; or (iii) is a person or entity prohibited under the OFAC Programs or any other similar economic and trade sanctions program.

3.            The Purchaser acknowledges that the Company and/or its administrator may not accept any amounts from a prospective purchaser if it cannot make the representations and warranties set forth in the preceding paragraphs. If an existing Purchaser of the Company cannot make these representations and warranties at any time, the Company may require the redemption of such Purchaser’s Shares.

4.            The Purchaser agrees to notify the Company and its administrator promptly in writing should the Purchaser become aware of any change in the information set forth in these representations and warranties. The Purchaser is advised that, by law, the Company and/or its administrator may be obligated to “freeze the account” of the Purchaser, either by prohibiting additional contributions from the Purchaser, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and the Company and/or its administrator may also be required to report such action and to disclose the Purchaser’s identity to OFAC or other applicable governmental and regulatory authorities. The Purchaser further acknowledges that the Company may, by written notice to the Purchaser, suspend the payment of redemption proceeds payable to the Purchaser if the Company and/or its administrator reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Company, the Adviser, its administrator or any of the Company’s other service providers.

5.            The Purchaser represents and warrants that, to the best of its knowledge, none of the Purchaser, any person controlling or controlled by the Purchaser, if the Purchaser is a privately held entity, any person having a beneficial interest in the Purchaser, or any person for whom the Purchaser is acting as agent or nominee in connection with this investment, is a senior foreign political figure2, or any immediate family member3 or close associate4 of a senior foreign political figure.

1	These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

2	For these purposes, the term “senior foreign political figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, the term “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources.

3	For these purposes, an “immediate family member” of a senior foreign political figure means spouses, parents, siblings, children and a spouse’s parents and siblings.

4	For these purposes, a “close associate” of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.

6.            If the Purchaser is a non-U.S. banking institution (a “Non-U.S. Bank”) or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Non-U.S. Bank, the Purchaser represents and warrants that: (i) the Non-U.S. Bank has a fixed address, other than solely an electronic address, in a country in which the Non-U.S. Bank is authorized to conduct banking activities; (ii) the Non-U.S. Bank employs one or more individuals on a full-time basis; (iii) the Non-U.S. Bank maintains operating records related to its banking activities; (iv) the Non-U.S. Bank is subject to inspection by the banking authority that licensed the Non-U.S. Bank to conduct banking activities; and (v) the Non-U.S. Bank does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a regulated affiliate.

7.            The Purchaser acknowledges and agrees that any redemption proceeds paid to it will be paid to the same account from which the Purchaser’s investment in the Company was originally remitted, unless the Company agrees otherwise.

8.            The Purchaser agrees that, upon the request of the Company or its administrator, it will provide such information as the Company or its administrator require to satisfy applicable anti-money laundering laws and regulations, including the Company’s anti-money laundering policies and procedures, background documentation relating to its directors, trustees, settlors and beneficial owners, and audited financial statements, if any.

l)            THE PURCHASER ACKNOWLEDGES THAT AN INVESTMENT IN THE SHARES OFFERED BY THE COMPANY WILL INVOLVE SIGNIFICANT RISKS, AND THAT THE PURCHASER HAS THE FINANCIAL ABILITY AND WILLINGNESS TO ACCEPT SUCH RISKS, INCLUDING, WITHOUT LIMITATION, THE RISK OF LOSING THE PURCHASER’S ENTIRE INVESTMENT. FURTHER THE PURCHASER ACKNOWLEDGES THAT THERE IS NO PUBLIC MARKET FOR THE SHARES AND AS SUCH PURCHASER CAN AFFORD A TOTAL LACK OF LIQUIDITY WITH RESPECT TO THE PURCHASER’S INVESTMENT.

m)	Consent to Electronic Delivery of Certain Communications.

1.            By executing this Subscription Agreement electronically, the Purchaser affirms that he/she/it has read and consents to the Terms of Use and the Privacy Policy for use of the Platform, which includes the Privacy Policy in connection with the Company and/or Adviser’s collection and maintenance of the Purchaser’s (or the Purchaser’s beneficial owners’) non-public personal information and which Privacy Policy is provided on behalf of the Company. Furthermore, the Purchaser hereby (i) acknowledges and agrees, to the extent permitted by applicable law, that the Company and/or Adviser may provide electronically any required annual privacy notice or any updates to the Privacy Policy relating to the Platform and the Company or any other information regarding the collection and maintenance of the Purchaser’s personal information received through the Platform and (ii) to the extent permitted under applicable law, agrees to transact business with the Company and Adviser and receive communications relating to the Shares (including prospectuses, prospectus supplements, periodic reports, Forms 1099 and other information) (collectively, “Account Communications”) electronically.

2.            Medium of Delivery. The Company, the Adviser and/or their affiliates (including any sub-administrators) may deliver Account Communications electronically via e-mail or any secure internet site. It is the Purchaser’s affirmative obligation to notify the Company in writing if the e-mail address of the Purchaser or any authorized representative of the Purchaser changes. The Purchaser will receive an e-mail notification when a new document is posted to the Platform and the Purchaser will be required to login with its e-mail address and a unique password. In order to access, view, print and save documents, the Purchaser must have access to the internet and software that enables it to view a PDF document.

3.            Duration of Consent. This consent will be valid until it is revoked. The Purchaser may withdraw its consent to electronic delivery of Forms 1099 or any other Account Communications and to its consent provided in clauses (i) and (ii) of Section 2(m)(1) at any time in writing, delivered in person, by emailing the Company at investments@yieldstreet.com or by contacting us through the Platform. Upon such revocation of consent, the Company shall provide communications relating to the Shares, including Account Communications, to the Purchaser in paper form. The Purchaser acknowledges that a withdrawal of consent will not apply to any Form 1099 or any other Account Communication that was furnished electronically before the date on which such notice of withdrawal of consent takes effect. The Company will confirm to the Purchaser in writing (either electronically or on paper) the receipt of any such withdrawal of consent and the date on which it takes effect.

4.            Costs and Risks of Electronic Delivery. The Company, the Adviser and their affiliates will not be liable for any interception of Account Communications. Purchasers should note that no additional charge for electronic delivery will be assessed, but the Purchaser may incur charges from its internet service provider or other internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

5.	Electronic Delivery of Forms 1099.

a)	The Purchaser acknowledges and agrees that by consenting to electronic delivery of Account Communications above, the Purchaser has affirmatively consented to receive Forms 1099, which are used by the Company to report information to the Purchaser about distributions and proceeds relating to Shares of the Company, exclusively in electronic format. The Purchaser will receive Forms 1099 on paper until the Purchaser demonstrates that it can access the Forms 1099 in PDF format. Demonstration may be made in any reasonable manner.

b)	The Purchaser agrees to notify the Company promptly in writing of any change in the Purchaser’s contact information. Such notification may be accomplished in the same manner as set forth in Section 2(m)(3) with respect to notification of withdrawal or restriction of consent. The Company agrees to notify the Purchaser promptly of any change in the Company’s contact information.

c)	REQUIRED DISCLOSURES: The Purchaser acknowledges and agrees that:

i.	Forms 1099 will be furnished on paper if the Purchaser does not consent to receive them electronically;

ii.	the consent to receive Forms 1099 electronically will remain effective until such consent is withdrawn in the manner set forth in Section 2(m)(3);

iii.	following consent, the Purchaser may obtain a paper copy of a Form 1099 by notifying the Company, in writing;

iv.	any request to obtain a paper copy of a Form 1099 will not be treated as a withdrawal of consent to receive Forms 1099 electronically;

v.	following consent, to access, print and retain Forms 1099 the Purchaser will need a computer, internet access, a valid e-mail address, access to a printer, and the ability to download and install PDF reader software;

vi.	each Form 1099 (or amended Form 1099) will be retained on the Platform for a period of at least 12 months following the end of the Company’s tax year to which the Form 1099 relates, or six months after the date of issuance of the Form 1099 (or amended Form 1099), whichever is later;

vii.	the Company may be required to print and attach its Form 1099 to a federal, state or local income tax return; and

viii.	the Company will cease providing the Purchaser with Forms 1099, whether by electronic means or otherwise, for any taxable year of the Company following the last taxable year during which the Purchaser was a Stockholder for tax purposes.

The Purchaser may access a copy of these REQUIRED DISCLOSURES by contacting the Company.

n)            The Purchaser acknowledges that Company and Adviser are relying on the accuracy and completeness of the representations, warranties, agreements and acknowledgements made by the Purchaser to Company and Adviser in this Subscription Agreement, as well as any other representations or warranties contained in any other writing delivered in connection with this subscription (whether on the Platform or otherwise), which the Purchaser represents are true and correct on and as of the date of execution of this Subscription Agreement and on and as of the date of the sale of the Shares to the Purchaser as if made on and as of such date and shall survive the execution of this Subscription Agreement.

3.            SUITABILITY STANDARDS. The Company intends to sell the Shares to an unlimited number of investors. By executing this Subscription Agreement, the Purchaser represents to the Company that he, she or it has knowledge and experience in financial and business matters (either alone or with the aid of a purchaser representative), is capable of evaluating the merits and risks of an investment in the Company and its proposed activities and has carefully considered the suitability of an investment in the Company for the undersigned’s particular financial situation, and has determined that the Shares are a suitable investment.

4.            INDEMNIFICATION. The Purchaser shall indemnify and hold harmless (i) the Company, (ii) the Adviser, (iii) YieldStreet Inc., (iv) each director, manager, member, trustee, officer, equity holder, employee, agent, legal counsel, affiliates and representatives of any of the foregoing, and (v) successors and assigns of any of the foregoing (each of these persons and entities, an “Indemnified Person”) against any losses, claims, suits, damages, awards, judgments, settlements, costs, expenses or liabilities (including attorneys, accountants and advisors fees and expenses) to which any of them may become subject arising out of or based upon (i) any false representation or warranty, or any breach of or failure to comply with any covenant or agreement, made by the Purchaser in this Subscription Agreement or in any other document furnished by the Purchaser or its representatives to the Company or to the Adviser in connection with the offering or subscription of the Shares (whether through the Platform or otherwise), (ii) any disposition by the Purchaser of any Shares in violation of this Subscription Agreement or any applicable law or (iii) any fraud, gross negligence, willful misconduct, bad faith or unlawful activity by or on behalf of the Purchaser affecting any Indemnified Person. The Purchaser shall reimburse each Indemnified Person for their legal and other expenses (including the cost of any investigating, preparing or defending any such loss or threatened loss), as and when they are incurred, in connection with any action, proceeding or investigation arising out of or based upon the foregoing. The Purchaser’s indemnity and reimbursement obligations under this Section shall survive the purchase of the Shares hereunder, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, estates, executors, administrators and personal representatives of each Indemnified Person.

5.	MISCELLANEOUS.

a)            GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. The parties agree that this Subscription Agreement and all disputes, claims or controversies arising out of this Subscription Agreement (whether sounding in contract, tort or otherwise) or the negotiation, validity, or performance hereof or the transactions contemplated hereby, shall be governed by and construed in all respects in accordance with the laws of the State of New York without regard to any principles of conflict of laws of such State or of any other jurisdiction that would permit or require the application of the laws of any other jurisdiction. The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Subscription Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within the State of New York, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within the State of New York in any such suit, action or proceeding. EACH PARTY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO, DIRECTLY OR INDIRECTLY, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

b)            ENTIRE AGREEMENT; AMENDMENT. This Subscription Agreement and the other agreements and documents referred to herein contain the entire agreement of the parties, and there are no representations, covenants or other agreements (written or oral) except as stated or referred to herein and in such other agreements or documents. This Subscription Agreement may only be amended by written agreement between the Company and the Purchaser.

c)            NON-SOLICITATION OF LOAN ORIGINATORS. The Purchaser hereby agrees, on behalf of itself and any affiliate which it controls, that it shall not circumvent the Platform, the Adviser, the Company or any of their respective affiliates, and directly or indirectly solicit, or interfere with the Company’s or its affiliates’ relationship with, any current or past originator or lender of record of a loan for funding or investments at any point.

d)            NO GUARANTEE OF RETURNS OR PAYMENTS. THE COMPANY (AND ALL ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, YIELDSTREET INC. AND THE ADVISER) DOES NOT WARRANT OR GUARANTEE THAT THE PURCHASER WILL RECEIVE ANY RATE OF RETURN WITH RESPECT TO PURCHASER’S INVESTMENT IN THE SHARES ISSUED BY THE COMPANY. THE COMPANY DOES NOT GUARANTEE ANY OF ITS INVESTMENTS AND DOES NOT ACT AS A GUARANTOR OF ANY PAYMENTS MADE BY THE UNDERLYING OBLIGORS WITH RESPECT TO THE COMPANY’S INVESTMENTS. THE PURCHASER FURTHER UNDERSTANDS AND ACKNOWLEDGES THAT OBLIGORS OF THE COMPANY’S UNDERLYING INVESTMENTS MAY DEFAULT ON THEIR PAYMENTS, AND THAT SUCH DEFAULTS MAY NEGATIVELY AFFECT THE INVESTMENT PERFORMANCE OF THE COMPANY AND THE VALUE OF THE SHARES.

e)            LIMITATION ON TRANSFER OF SHARES. The Shares are not transferrable except (i) pursuant to the satisfaction of such requirements as the Company may impose, or (ii) with the prior written consent of the Company. In addition, the Shares shall not be transferrable where the transfer is restricted by federal and state securities laws or by contract.

f)            ELECTRONIC SIGNATURE. This Subscription Agreement shall be executed and delivered in counterparts by electronic signature with the same effect as if the parties executing the counterparts had all executed one counterpart. Counterparts may be delivered via facsimile, electronic mail (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., clicking “I agree” or use of www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Each party consents and agrees that its electronic signature meets the requirements of an original signature as if actually signed by such party in writing. Further, each party agrees that no certification authority or other third-party verification is necessary to the enforceability of its signature. No party hereto may raise the use of an electronic signature as a defense to the enforcement of this Subscription Agreement or any amendment or other document executed in compliance with this Section.

g)            SUCCESSORS; NON-ASSIGNABILITY. This Subscription Agreement shall be binding upon the Purchaser’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company and its directors and officers. If the Purchaser constitutes more than one person, the obligations of all of them shall be joint and several, and the agreements, acknowledgments, representations and warranties contained herein shall be deemed to be made by, and to be binding upon, each such person and his, her or its heirs, executors, administrators, successors, and assigns. This Subscription Agreement is not transferable or assignable by the Purchaser without written consent of the Company.